EXHIBIT 3.1

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is  BlastGard International, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted July 29, 2011, as prescribed by the Colorado Business Corporation Act, in the following manner:

Such amendment was adopted by a vote of the shareholders.  The number of shares voted for the amendment was sufficient for approval.

THIRD:                      The corporations is amending article fourth of its articles of incorporation to read as follows:

FOURTH: CAPITAL STOCK. The total number of shares of all classes which the Corporation shall have authority to issue is 500,001,000, of which 1,000 shares shall be Preferred Shares, par value $0.001 per share, and 500,000,000 shall be Common Shares, par value $0.001 per share, and the designations, preferences, limitations, and relative rights of the shares of each class are as follows:

1. Preferred Shares: The Corporation may divide and issue the Preferred Shares in series. Preferred Shares of each series when issued shall be designated to distinguish them from the shares of all other series. The Board of Directors is hereby expressly vested with authority to divide the class of Preferred Shares into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by these Articles of Incorporation and the laws of the State of Colorado in respect of the following:

a. The number of shares to constitute such series, and the distinctive designations thereof;

b. The rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;

c. Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

d. The amount payable upon shares in event of involuntary liquidation;

e. The amount payable upon shares in event of voluntary liquidation;

f. Sinking fund or other provisions, if any, for the redemption or purchase of shares;

g. The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

h. Voting powers, as a class, to elect up to two directors to the Board of Directors, if any,

i. Any other relative rights and preferences of shares of such series including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

2. Common Shares:

a. The rights of holders of Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution, winding up of the affairs of the Corporation shall be subject to the preferences, limitations, and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the Corporation providing for the issuance of one or more series of the Preferred Shares.

b. The holders of the Common Shares shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.

c. Unless otherwise ordered by a court of competent jurisdiction, at all meetings of stockholders a majority of the stockholders entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.

d. The stockholders, by vote or concurrence of a majority of the outstanding shares of the Corporation, or any class or series thereof, entitled to vote on the subject matter, may take any action which, except for this provision, would require a two-thirds vote under the Colorado Business Corporation Act.

BLASTGARD INTERNATIONAL, INC.

Dated: July 29, 2011	By:	/s/ Michael J. Gordon
Michael J. Gordon
Chief Executive Officer, and Chief Financial Officer